Exhibit 99.2

Mazzal Holding Corp. Announces Closing of Share Exchange Agreement with Global ITS, Inc.

Boston, Massachusetts, October 27, 2015 - (OTC QB: MZZL) Nissim Trabelsi, Chief Executive Officer of Mazzal Holding Corp. (“Mazzal”), announced the closing of the acquisition of Global ITS, Inc., based in Tampa, Florida (“Global”) on October 26, 2015.  Mazzal issued 120,000,000 shares of its common stock in exchange for 24,000,000 shares of Global, constituting 100% of the outstanding shares of Global.  Following the completion of the share exchange, Global became a wholly owned subsidiary of Mazzal.

Mr. Trabelsi said “The closing of this acquisition enables us to diversify our business and begin our expansion into the Energy Efficiency and Lighting Efficiency markets.”

About Mazzal Holding Corp.

Mazzal is a developer of real estate in the Boston area.  Mazzal has three acres of prime land by the Charles River in Boston in light construction and we are finalizing permitting for phase one of Mazzal’s development project.   Mazzal is in the process of building 80 hotel suites and in phase two will construct an additional 80 hotel units that will require no special permits or variances.  In addition, we own 25 acres approved for prime residential subdivision next to a new world class casino.

For more information about Mazzal Holding Corp. please visit the website at www.mzzl.us.

About Global ITS, Inc.

Global ITS, Inc., a privately held Wyoming corporation (“GITS”), is focused on marketing energy efficiency (“EE”) and commercial security (“CS”) products.  Its wholly owned subsidiary, Znergy, Inc., a Florida corporation (“ZNGY”), is focused on financing EE and CS projects for GITS customers and for third party projects. GITS’s integrated product offerings provide small businesses with reliable energy efficiency resources while delivering the highest levels of customer satisfaction.  This next generation approach is helping small business across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have – energy efficiency.

Forward Looking Statements

This release contains "forward-looking statements”. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks. At the time of this release the Company lacks the financial capabilities to meet its financial obligations and its management expects to dilute the Company's shares to raise the necessary operating capital. Based upon industry standards the Company would be considered highly speculative and lacks any competitive advantage over its competition. Additional risks you should consider are that this list is limited and additional risks not mentioned may apply: failure to meet the Company's financial and contractual obligations, You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements.  Furthermore, no information in this press release should be considered as any indication whatsoever of the Company’s future revenues, operating results or stock price. Both Mazzal and GITS expressly disclaim any obligation or intention to update any forward looking statement contained in this release.

Contact:

Nissim Trabelsi

Chief Executive Officer
Mazzal Holdings Corp.
Nissim@mzzl.us